Exhibit 10.1
COMERICA INCORPORATED
2006 AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
SECTION 1. Purpose.
          The purpose of Comerica’s 2006 Long-Term Incentive Plan is to align the interests of employees of the Corporation selected to receive awards with those of stockholders by rewarding long term decision-making and actions for the betterment of the Corporation. Accordingly, Eligible Individuals may receive Awards of Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units, Performance Awards and Other Stock-Based Awards. Equity-based compensation assists in the attraction and retention of qualified employees, and provides them with additional incentive to devote their best efforts to pursue and sustain the Corporation’s superior long-term performance. This enhances the value of the Corporation for the benefit of its stockholders.
SECTION 2. Definitions.
     A. “Affiliate” means (i) any entity that is controlled by the Corporation, whether directly or indirectly, and (ii) any entity in which the Corporation has a significant equity interest, as determined by the Committee.
     B. “Award” means an Option, a Stock Appreciation Right, a Share of Restricted Stock, a Restricted Stock Unit, a Performance Award, including a Qualified Performance-Based Award, or an Other Stock-Based Award pursuant to the Plan. Each Award shall be evidenced by an Award Agreement.
     C. “Award Agreement” means a written agreement, in a form approved by the Committee, which sets forth the terms and conditions of an Award, including, but not limited to, the Performance Period and/or Restriction Period, as appropriate. Agreements shall be subject to the express terms and conditions set forth herein, and to such other terms and conditions not inconsistent with the Plan as the Committee shall deem appropriate.
     D. “Award Recipient” means an Eligible Individual who has been granted an Award under the Plan and has entered into an Award Agreement evidencing the grant of such Award or otherwise accepted the terms of an Award Agreement, including by electronic acceptance or acknowledgement.
     E. “Beneficiary” means any person(s) designated by an Award Recipient on a beneficiary designation form, or, if no form, any person(s) entitled to receive any amounts owing to such Award Recipient under this Plan upon his or her death by reason of having been named in the Award Recipient’s will or trust agreement or having qualified as a taker of the Award Recipient’s property under the laws of intestacy. If an Award Recipient authorizes any person, in writing, to exercise such individual’s Options or Stock Appreciation Rights following the Award Recipient’s death, the term “Beneficiary” shall include any person in whose favor such Options or Stock Appreciation Rights are exercised by the person authorized to exercise the Options or Stock Appreciation Rights.

     F. “Board” means the Board of Directors of the Corporation.
     G. “Cause” means (1) conviction of the Award Recipient for committing a felony under Federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling the Award Recipient’s employment duties, (3) willful and deliberate failure on the part of the Award Recipient to perform his or her employment duties in any material respect, or (4) before a Change of Control, such other events as shall be determined by the Committee. Before a Change of Control, the Committee shall, unless otherwise provided in an Individual Agreement with the Award Recipient, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.
     H. “Change of Control” shall have the meaning set forth in Exhibit A to this Plan.
     I. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
     J. “Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate, which shall be composed of not less than two non-employee directors, and shall be appointed by and serve at the pleasure of the Board.
     K. “Corporation” means Comerica Incorporated, a Delaware corporation, and its successors and assigns.
     L. “Disabled” or “Disability” means “Totally Disabled” (or any derivation of such term) within the meaning of the Long-Term Disability Plan of Comerica Incorporated, or if there is no such plan, “Disability” as determined by the Committee. However, with respect to the rules relating to Incentive Stock Options, the term “Disabled” shall mean disabled as that term is utilized in Sections 422 and 22(e)(3) of the Code, or any successor Code provisions relating to ISOs.
     M. “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Corporation, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Corporation and its Affiliates.
     N. “Eligible Individual” means any officers and employees of the Corporation or any of its Subsidiaries or Affiliates, and prospective officers and employees who have accepted offers of employment from the Corporation or its Subsidiaries or Affiliates. Notwithstanding the foregoing, an Eligible Individual for purposes of receipt of the grant of an ISO shall be limited to those individuals who are eligible to receive ISOs under rules set forth in the Code and applicable regulations.
     O. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     P. “Fair Market Value” means the closing price of a Share on the New York Stock Exchange as reported on the Composite Tape as published in the Wall Street Journal; if, however, there is no trading of Shares on the date in question, then the closing price of the

Shares as so reported, on the last preceding trading day shall instead be used to determine Fair Market Value. If Fair Market Value for any date in question cannot be determined as provided above, Fair Market Value shall be determined by the Committee in its good faith discretion based on a reasonable valuation method.
     Q. “Incentive Stock Option” or “ISO Award” means an Option granted pursuant to the Plan that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.
     R. “Nonqualified Stock Option” or “NQSO Award” means an Option granted pursuant to the Plan that is not intended to be an Incentive Stock Option.
     S. “Option” means a Nonqualified Stock Option or an Incentive Stock Option granted pursuant to Section 6(A) of the Plan.
     T. “Other Stock-Based Award” means any right granted under Section 6(F) of the Plan.
     U. “Performance Award” means any Award, including a Qualified Performance-Based Award, granted pursuant to Section 6(E) of the Plan.
     V. “Performance Measures” means the performance goals established by the Committee and relating to a Performance Period in connection with the grant of an Award. In the case of any Qualified Performance-Based Award, such goals shall be (i) based on the attainment of specified levels of one or more of the following measures (a) earnings per share, (b) return measures (including, but not limited to, return on assets, equity or sales), (c) net income (before or after taxes), (d) cash flow (including, but not limited to, operating cash flow and free cash flow), (e) cash flow return on investments, which equals net cash flows divided by owner’s equity, (f) earnings before or after taxes, interest, depreciation and/or amortization, (g) internal rate of return or increase in net present value, (h) gross revenues, (i) gross margins or (j) stock price (including, but not limited to, growth measures and total stockholder return) and (ii) set by the Committee within the time period prescribed by Section 162(m) of the Code. Performance Measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee for a Performance Period. Such Performance Measures may be particular to a line of business, subsidiary or other unit or may be based on the performance of the Corporation generally. Such Performance Measures may cover the Performance Period as specified by the Committee. Performance Measures may be adjusted by the Committee in its sole discretion to eliminate the unbudgeted effects of charges for restructurings, charges for discontinued operations, charges for extraordinary items and other unusual or non-recurring items of loss or expense, merger related charges, cumulative effect of accounting changes, the unbudgeted financial impact of any acquisition or divestiture made during the applicable Performance Period, and any direct or indirect change in the Federal corporate tax rate affecting the Performance Period, each as defined by generally accepted accounting principles and identified in the audited financial statements, notes to the audited financial statements, management’s discussion and analysis or other Corporation filings with the Securities and Exchange Commission

     W. “Performance Period” means the period designated by the Committee during which the Performance Measures applicable to an Award shall be measured. The Performance Period shall be established at or before the time of the grant of the Award, and the length of any Performance Period shall be within the discretion of the Committee.
     X. “Plan” means the Comerica Incorporated 2006 Long-Term Incentive Plan.
     Y. “Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 7.
     Z. “Restriction Period” means the period designated by the Committee during which Shares of a Restricted Stock Award remain forfeitable or a Restricted Stock Unit Award is subject to vesting requirements.
     AA. “Restricted Stock” or “Restricted Stock Award” means an award of Shares pursuant to Section 6(C) of the Plan subject to the terms, conditions and such restrictions as may be determined by the Committee and set forth in the applicable Award Agreement. Shares of Restricted Stock shall constitute issued and outstanding Shares for all corporate purposes.
     BB. “Restricted Stock Units” or “Restricted Stock Unit Award” means an Award granted pursuant to Section 6(D) of the Plan denominated in Shares subject to the terms, conditions and restrictions determined by the Committee and set forth in the applicable Award Agreement.
     CC. “Retirement” means, unless otherwise provided in an Award Agreement or determined by the Committee, retirement from active employment with the Corporation, a Subsidiary or an Affiliate at or after age 65 or after attainment of both age 55 and ten (10) years of continuous service with the Corporation and its Affiliates.
     DD. “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.
     EE. “Share” means a share of common stock, $5.00 par value, of the Corporation or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 3(D) of the Plan.
     FF. “Stock Appreciation Right” or “SAR Award” means a right granted under Section 6(B) of the Plan.
     GG. “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Corporation or any successor to the Corporation.
     HH. “Tax Withholding Date” shall mean the earliest date the obligation to withhold tax with respect to an Award arises.

     II. “Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement or to the extent not specified in the Award Agreement as provided in the Plan.
     JJ. “Termination of Employment” means the termination of the applicable Award Recipient’s employment with the Corporation and any of its Subsidiaries or Affiliates. An Award Recipient employed by a Subsidiary or an Affiliate or a division of the Corporation and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Award Recipient does not immediately thereafter become an employee of the Corporation or another Subsidiary or Affiliate. Neither a temporary absence from employment because of illness, vacation or leave of absence nor a transfer among the Corporation and its Subsidiaries and Affiliates shall be considered a Termination of Employment.
SECTION 3. Stock Subject to the Plan.
     A. Plan Maximums. The maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be the sum of (i) eleven million (11,000,000), (ii) any Shares available for future awards under the Amended and Restated Comerica Incorporated 1997 Long-Term Incentive Plan (the “Prior Plan”) as of the Effective Date, and (iii) any Shares that are represented by awards granted under the Prior Plan which are forfeited, expire or are cancelled without delivery of Shares or which result in the forfeiture of Shares back to the Corporation. No additional Shares will be granted pursuant to the terms of the Prior Plan as of the Effective Date of the Plan. The maximum number of Shares that may be delivered pursuant to Options intended to be Incentive Stock Options shall be one million (1,000,000) Shares. No more than 2.2 million (2,200,000) Shares may be issued during the term of the Plan pursuant to Awards other than Options and Stock Appreciation Rights. Shares subject to an Award under the Plan may be authorized and unissued Shares or treasury Shares.
     B. Individual Limits. No Award Recipient may be granted Awards with respect to more than 350,000 Shares in any calendar year, and the maximum number of Shares underlying Awards of Options and Stock Appreciation Rights that may be granted to an Award Recipient in any calendar year is 350,000.

     C. Rules for Calculating Shares Delivered. Any Shares covered by an Award that has been granted shall be counted as used under the Plan as of the date of grant. To the extent that any Award is forfeited, or any Option or Stock Appreciation Right terminates, expires or lapses without being exercised, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan. The following Shares, however, may not again be made available for issuance in respect of Awards under this Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right; (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award; or (iii) Shares repurchased by the Corporation on the open market with the proceeds of an Option exercise price to settle an Option.
     D. Adjustment Provision. In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Corporation (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Corporation or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable, if any, to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(A) and 3(B) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards, and (D) the exercise price of outstanding Options and Stock Appreciation Rights. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which stockholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Corporation and securities of entities other than the Corporation) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Corporation and securities of entities other than the Corporation), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Corporation securities). Any such adjustments shall be made in a manner that (i) with respect to Awards that are not considered to be deferred compensation within the meaning of Section 409A of the Code as of immediately prior to such adjustment, would not cause such Awards to become deferred compensation subject to Section 409A of the Code and (ii) with respect to Awards that are considered deferred compensation within the meaning of Section 409A of the Code, would not cause such Awards to be non-compliant with the requirements of Section 409A of the Code.

SECTION 4. Administration.
     A. Committee. The Plan shall be administered by the Committee. In addition to any implied powers and duties that may be needed to carry out the provisions of the Plan, the Committee shall have all the powers vested in it by the terms of the Plan, including exclusive authority to: select Eligible Individuals; to make Awards; to determine the type, size, terms and timing of Awards (which need not be uniform); to accelerate the vesting of Awards, including upon the occurrence of a Change of Control of the Corporation or an Award Recipient’s Termination of Employment; to prescribe the form of the Award Agreement; to modify, amend or adjust the terms and conditions of any Award, subject to Sections 7 and 10; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto); make any other determinations it believes necessary or advisable in connection with the administration of the Plan; correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement; establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable; and to otherwise administer the Plan.
     B. Procedures. Determinations of the Committee shall be made by a majority vote of its members at a meeting at which a quorum is present or pursuant to a unanimous written consent of its members. A majority of the members of the Committee shall constitute a quorum. Subject to Section 7(D), any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. The Committee may authorize any one or more of its members, or any officer of the Corporation, to execute and deliver documents on behalf of the Committee.
          Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may (i) allocate all or any portion of its responsibilities and powers to any one or more of its members and/or (ii) delegate all or any part of its responsibilities and powers to any person or persons selected by it, provided that, the Committee may not delegate its responsibilities and powers if such delegation would cause an Award made to an individual subject to Section 16 of the Exchange Act not to qualify for an exemption from Section 16(b) of the Exchange Act or cause an Award intended to be a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. Any such allocation or delegation may be revoked by the Committee at any time.
          All decisions made by the Committee (or any person or persons to whom the Committee has allocated or delegated all or any portion of its responsibilities and powers in accordance with this Plan) shall be final and binding on all persons, including the Corporation, its Affiliates, Subsidiaries, stockholders, Eligible Individuals, Award Recipients, Beneficiaries and other interested parties.
     C. Discretion of the Committee. Subject to Section 1(G), any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation, Award Recipients and Eligible Individuals.
     D. Cancellation or Suspension of Awards. The Committee may cancel all or any portion of any Award, whether or not vested or deferred, as set forth below. Upon cancellation, the Award Recipient shall forfeit the Award and any benefits attributable to such canceled Award or portion thereof. The Committee may cancel an Award if, in its sole discretion, the Committee determines in good faith that the Award Recipient has done any of the following: (i) committed a felony; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) was terminated for Cause; (vi) engaged in any activity in competition with the business of the Corporation or any Subsidiary or Affiliate of the Corporation; or (vii) engaged in conduct that adversely affected the Corporation. The Executive Vice President — Director of Human Resources, or such other person designated from time to time by the Chief Executive Officer of the Corporation (the “Delegate”), shall have the power and authority to suspend all or any portion of any Award if the Delegate makes in good faith the determination described in the preceding sentence. Any such suspension of an Award shall remain in effect until the suspension shall be presented to and acted on by the Committee at its next meeting. This Section 4(D) shall have no application for a two year period following a Change of Control of the Corporation.
SECTION 5. Eligibility.
     Awards may only be made to Eligible Individuals.
SECTION 6. Awards.
     A. Options. The Committee may grant Options to Eligible Individuals in accordance with the provisions of this subsection subject to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine to be appropriate.
     (1) Exercise Price. The exercise price per Share of an Option shall be determined by the Committee; provided, however, that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option, and such exercise price may not be decreased during the Term of the Option except pursuant to an adjustment in accordance with Section 3(D).
     (2) Option Term. The Term of each Option shall be fixed by the Committee and the maximum Term of each Option shall be ten (10) years.
     (3) Time and Manner of Exercise. The Committee shall determine the time or times at which an Option may be exercised, and the manner in which (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) payment of the exercise price with respect thereto may be made, or deemed to have been made. The Committee may authorize the use of any form of “cashless” exercise of an Option that is legally permissible.

     (4) Employment Status. Except as provided in paragraphs (a) through (d) below or as may otherwise be provided by the Committee (either at the time of grant of an Option or thereafter), an Award Recipient’s Options and Stock Appreciation Rights shall be immediately forfeited upon his or her Termination of Employment.
     (a) Retirement. An Award Recipient’s Retirement shall not affect any Option outstanding as of the Termination of Employment due to Retirement other than those granted in the calendar year of Retirement. All Options outstanding as of the Termination of Employment due to Retirement other than those granted in the calendar year of such Termination of Employment shall continue to vest pursuant to the vesting schedule applicable to such Options, and any vested Options outstanding as of the Termination of Employment due to Retirement (including any ISO held by an Award Recipient who is not Disabled) shall continue in full force and effect for the remainder of the Term of the Option. All Options granted in the calendar year of Termination of Employment due to Retirement that have not otherwise vested as of such termination shall terminate upon the date of Retirement.
     (b) Disability. Upon the cessation of the Award Recipient’s employment due to Disability, any Option held by such individual that was exercisable immediately before the Termination of Employment due to Disability shall continue to be exercisable until the earlier of (i) the third anniversary of the Award Recipient’s Termination of Employment (or, in the case of any ISO held by an Award Recipient who is Disabled, the first anniversary of the Award Recipient’s Termination of Employment) and (ii) the expiration of the Term of the Option.
     (c) Death. Upon the Award Recipient’s death (whether during his or her employment with the Corporation or an Affiliate or during any applicable post-termination exercise period), any Option held by such individual that was exercisable immediately before the Termination of Employment shall continue to be exercisable by the Beneficiary(ies) of the decedent, until the earlier of (i) the first anniversary the date of the Award Recipient’s death (or, in the case of ISOs, for a period of three months after the Award Recipient’s death) and (ii) the expiration of the Term of the Option (as such term may have been shortened due to the Award Recipient’s Retirement, Disability or Termination of Employment for any other reason).
     (d) Other Terminations of Employment. Upon the Award Recipient’s Termination of Employment for any reason other than Retirement, Disability, death or for Cause, any Option held by such individual that was exercisable immediately before the Termination of Employment shall continue to be exercisable until the earlier of (i) the 90th day after the Award Recipient’s Termination of Employment and (ii) the expiration of the Term of the Option.
     (e) Extension or Reduction of Exercise Period. In any of the foregoing circumstances, subject to Section 8, the Committee may extend or shorten the exercise period, but may not extend any such period beyond the Term of the Option as originally established (or, insofar as this paragraph relates to Stock Appreciation Rights, the Term of the SAR Award as originally established). Further, with respect to ISOs, as a condition of any such extension, the holder shall be required to deliver to the Corporation a release which provides that such individual will hold the Corporation and/or Affiliate harmless with respect to any adverse tax consequences the individual may suffer by reason of any such extension.
     B. Stock Appreciation Right Awards. The Committee may grant Stock Appreciation Rights to Eligible Individuals in accordance with the provisions of this subsection subject to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine to be appropriate. The Term of each SAR Award shall be fixed by the Committee and the maximum Term of each SAR Award shall be ten (10) years. A Stock Appreciation Right granted under the Plan shall confer on the Award Recipient a right to receive upon exercise thereof the excess (if any) of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right Award as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan, the Committee shall determine the grant price, Term, manner of exercise, dates of exercise, methods of settlement (cash, Shares or a combination thereof) and any other terms and conditions of any SAR Award. The Committee may impose such conditions or restrictions on the exercise of any SAR Award as it may deem appropriate. Except as otherwise provided by the Committee or in an Award Agreement, any SAR Award must be exercised during the period of the Award Recipient’s employment with the Corporation or Affiliate, provided that the provisions of Section 6(A)(4)(a)-(e) hereof shall apply for purposes of determining the exercise period in the event of the Award Recipient’s Retirement, Disability, death or other Termination of Employment, including following a Change of Control.
     C. Restricted Stock Awards. The Committee may make Restricted Stock Awards to Eligible Individuals in accordance with the provisions of this subsection subject to such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine to be appropriate.
     (1) Nature of Restrictions. Restricted Stock Awards shall be subject to such restrictions, including Performance Measures, as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. Subject to the Committee’s authority under Section 6(C)(3) below, the minimum Restriction Period with respect to a Restricted Stock Award that is subject to restrictions that are performance-related shall be one (1) year, and the minimum Restriction Period with respect to a Restricted Stock Award that is subject to restrictions that are not performance-related shall be three (3) years. The Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award.

     (2) Stock Certificates. Restricted Stock Awards granted under the Plan shall be evidenced by the issuance of a stock certificate(s), which shall be held by the Corporation. Such certificate(s) shall be registered in the name of the Award Recipient and shall bear an appropriate legend which refers to the restrictions applicable to such Restricted Stock Award. Alternatively, shares of Restricted Stock under the Plan may be recorded in book entry form.
     (3) Forfeiture; Delivery of Shares. Except as may be otherwise provided in an Award Agreement, upon an Award Recipient’s Termination of Employment (as determined under criteria established by the Committee) during the applicable Restriction Period, all Shares of Restricted Stock shall be immediately forfeited and revert to the Corporation; provided, however, that the Committee may waive, in whole or in part, any or all remaining restrictions applicable to the Restricted Stock Award. Shares comprising any Restricted Stock Award held by the Corporation that are no longer subject to restrictions shall be delivered to the Award Recipient (or his or her Beneficiary) promptly after the applicable restrictions lapse or are waived.
     D. Restricted Stock Unit Awards. The Committee may grant Awards of Restricted Stock Units to Eligible Individuals, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine to be appropriate. A Restricted Stock Unit shall represent an unfunded, unsecured right to receive one Share or cash equal to the Fair Market Value of a Share.
     (1) Nature of Restrictions. Restricted Stock Unit Awards shall be subject to such restrictions, including Performance Measures, as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. Subject to the Committee’s authority under Section 6(D)(3) below, the minimum Restriction Period with respect to a Restricted Stock Unit Award that is subject to restrictions that are performance-related shall be one (1) year, and the minimum Restriction Period with respect to a Restricted Stock Unit Award that is subject to restrictions that are not performance-related shall be three (3) years. The Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award.
     (2) Rights as a Stockholder. An Eligible Individual to whom Restricted Stock Units are granted shall not have any rights of a stockholder of the Corporation with respect to the Share represented by the Restricted Stock Unit Award. If so determined by the Committee, in its sole and absolute discretion, Restricted Stock Units may include a dividend equivalent right, pursuant to which the Award Recipient will either receive cash amounts (either paid currently or on a contingent basis) equivalent to the dividends and other distributions payable with respect to the number of Shares represented by the Restricted Stock Units, or additional Restricted Stock Units with a Fair Market Value equal to such dividends and other distributions.
     (3) Forfeiture/Settlement. Except as may be otherwise provided in an Award Agreement, upon an Award Recipient’s Termination of Employment (as determined under criteria established by the Committee) during the applicable Restriction Period, all Restricted Stock Units shall be immediately forfeited; provided, however, that the Committee may waive, in whole or in part, any or all remaining vesting requirements or restrictions applicable to the Restricted Stock Unit Award. An Award of Restricted Stock Units shall be settled in Shares as and when the Restricted Stock Units vest or at a later time specified by the Committee or in accordance with an election of the Award Recipient, if the Committee so permits.
     E. Performance Awards. The Committee may grant Performance Awards (designated as Qualified Performance-Based Awards or not) to Eligible Individuals in accordance with the provisions of this Section 6(E) subject to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine to be appropriate. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Shares), other securities, other Awards, or other property, and (ii) shall confer on the Award Recipient the right to receive a dollar amount or number of Shares upon the attainment of Performance Measures during any Performance Period, as established by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, the Performance Measures to be achieved during any Performance Period, the length of any Performance Period and the amount of any payment or number of Shares in respect of a Performance Award shall be determined by the Committee.
     F. Other Stock-Based Awards. The Committee may grant Other Stock-Based Awards to Eligible Individuals in accordance with the provisions of this Section 6(F) and subject to such additional terms and conditions, including Performance Measures, not inconsistent with the provisions of the Plan, as the Committee shall determine. Other Stock-Based Awards may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan.
     G. General. Except as otherwise specified in the Plan or an applicable Award Agreement, the following provisions shall apply to Awards granted under the Plan:
     (1) Consideration for Awards. Other than the payment of the exercise price or grant price in connection with the exercise of an Option or Stock Appreciation Right or in connection with a deferral, Awards shall be made without monetary consideration or for such minimal monetary consideration as may be required by applicable law. In no event may any Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 3(D), to decrease the exercise or grant price thereof, be cancelled in conjunction with the grant of any new Option or Stock Appreciation Right with a lower exercise or grant price, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Corporation’s stockholders.
     (2) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers of Shares to be made by the Corporation or an Affiliate upon the grant, exercise or satisfaction of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or an a deferred basis subject to Section 409A of the Code, to the extent permitted by the applicable Award Agreement and in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.
     (3) Limits on Transfer of Awards. No Award and no right under any such Award shall be transferable by an Award Recipient otherwise than by will or by the laws of intestacy; provided, however, that, an Award Recipient may, in the manner established by the Committee, designate a Beneficiary to exercise the rights of the Award Recipient and to receive any property distributable with respect to any Award upon the death of the Award Recipient. Each Award or right under any Award shall be exercisable during the Award Recipient’s lifetime only by the Award Recipient or, if permissible under applicable law, by the Award Recipient’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Corporation or any Affiliate.
     (4) Term of Awards. Subject to any specific provisions of the Plan, the term of each Award shall be for such period as may be determined by the Committee.
     (5) Securities Law Restrictions. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, or the rules, regulations and other requirements of the Securities and Exchange Commission, the New York Stock Exchange, any other exchange on which Shares may be eligible to be traded or any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
SECTION 7. Qualified Performance-Based Awards
     A. Section 162(m) Exemption. The provisions of this Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Award Recipient who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such Option or Stock Appreciation Right is expected to be deductible to the Corporation qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention (including, without limitation, to require that all such Awards be granted by a committee composed solely of members who satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption (“Outside Directors”)). When granting any Award other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a “covered employee” (within the meaning of Section

162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation (including, without limitation, that all such Awards be granted by a committee composed solely of Outside Directors).
     B. Limitation on Amendment. Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Measure, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate, and no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under this Plan with respect to a Qualified Performance-Based Award, in any manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption; provided, however, that (i) the Committee may provide, either in connection with the grant of the applicable Award or by amendment thereafter, that achievement of such Performance Measure will be waived upon the death or Disability of the Participant (or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify for the Section 162(m) Exemption), and (ii) any rights to vesting or accelerated payment on a Change of Control shall apply notwithstanding this Section 7(B).
     C. Maximum Cash Award. For purposes of the Section 162(m) Exemption, the maximum amount of compensation payable with respect to an Award granted under the Plan to any Award Recipient who is a “covered employee” (as defined in Section 162(m) of the Code) that is denominated as a dollar amount will not exceed $5,000,000 for any calendar year.
     D. Limitation on Action by the Full Board. The full Board shall not be permitted to exercise authority granted to the Committee to the extent that the grant or exercise of such authority would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.
SECTION 8. Section 409A of the Code.
          It is the intention of the Corporation that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided below, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change of Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code.
SECTION 9. Withholding of Taxes.
          The Corporation will, if required by applicable law, withhold the minimum statutory amount of Federal, state and/or local withholding taxes no later than the date as of which an amount first becomes includible in the gross income of an Award Recipient for Federal, state, local or foreign income or employment or other tax. Unless otherwise provided in the applicable Award Agreement, each Award Recipient may satisfy any such tax withholding obligation by any of the following means, or by a combination of such means: (i) a cash payment; (ii) by delivery to the Corporation of already-owned Shares which have been held by the individual for at least six (6) months having a Fair Market Value, as of the Tax Withholding Date, sufficient to satisfy the amount of the withholding tax obligation arising from an exercise or vesting of an Award; (iii) by authorizing the Corporation to withhold from the Shares otherwise issuable to the individual pursuant to the exercise or vesting of an Award, a number of shares having a Fair Market Value, as of the Tax Withholding Date, which will satisfy the amount of the withholding tax obligation; or (iv) by a combination of such methods of payment. If the amount requested is not paid, the Corporation may refuse to satisfy the Award. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Award Recipient. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.
SECTION 10. Amendment and Termination.
     A. Amendments to the Plan. The Committee may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Award Recipients with respect to a previously granted Award without such Award Recipient’s consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Corporation’s stockholders to the extent such approval is required by applicable law or the listing standards of the applicable stock exchange.
     B. Amendments to Awards. Subject to Section 6(G)(1), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or without the Award Recipient’s consent materially impair the rights of any Award Recipient with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.
SECTION 11. Miscellaneous Provisions.
     A. Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Corporation in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or Award Agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the applicable stock exchange; (ii) any registration or other qualification of such Shares of the Corporation under any state or Federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or Federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.
     B. Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Corporation or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees. Participation in the Plan shall not affect an individual’s eligibility to participate in any other benefit or incentive plan of the Corporation.
     C. No Contract of Employment or Rights to Awards. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Corporation or any Subsidiary or Affiliate to terminate the employment of any employee at any time. No employee or other person shall have any claim or right to receive an Award under the Plan. Receipt of an Award shall not confer upon the Award Recipient any rights of a stockholder with respect to any Shares subject to such Award except as specifically provided in the Agreement relating to the Award.
     D. Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Award Recipients holding Restricted Stock Unit Awards, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 11(D).
     E. Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary of the Corporation, the Corporation may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled shall revert to the Corporation.
     F. Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.
     G. Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Corporation to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.
     H. Expenses. The expenses of the Plan shall be borne by the Corporation.
     I. Acceptance of Terms. By accepting an Award under the Plan or payment pursuant to any Award, each Award Recipient, legal representative and Beneficiary shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Committee or the Corporation. A breach by any Award Recipient, his or her Beneficiary(ies), or legal representative, of any restrictions, terms or conditions contained in the Plan, any Award Agreement, or otherwise established by the Committee with respect to any Award will, unless waived in whole or in part by the Committee, cause a forfeiture of such Award.
SECTION 12. Effective Date.
     The Plan was adopted by the Board on March 28, 2006, and it will be effective as of the date (the “Effective Date”) it is approved by at least a majority of the Shares of the Corporation present and entitled to vote, at a meeting of the Corporation’s stockholders at which there is a quorum. The Plan will terminate on the tenth (10th) anniversary of the Effective Date, unless earlier terminated in accordance with Section 10. Awards outstanding as of the date of termination of the Plan shall not be affected or impaired by the termination of the Plan.
Compensation Committee Approved: February 22, 2006 (Original Plan); This
Amendment and Restatement Approved November 14, 2006.
Board Approved: March 28, 2006 (Original Plan); This Amendment and Restatement
Approved November 14, 2006.
Stockholders Approved: May 16, 2006 (Original Plan).

EXHIBIT A
CHANGE OF CONTROL
For the purpose of this Plan, a “Change of Control” shall mean:
l.	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection 3 of this Exhibit A; or
2.	Individuals who, as of the date hereof, constitute the Corporation’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
3.	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Corporation’s assets (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the company resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
4.	Approval by the Corporation’s stockholders of a complete liquidation or dissolution of the Corporation.